SECURITIES AND EXCHANGE COMMISSION

                     Washington, D.C. 20549
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                            FORM 8-K



                         CURRENT REPORT



             Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934


                          May 23, 1997
                      ----------------------
                 (Date of earliest event report)



                      WEYERHAEUSER COMPANY
               ----------------------------------
       (Exact name of registrant as specified in charter)

       Washington              1-4825           91-0470860
       ----------              ------           ----------
    (State or other         (Commission       (IRS Employer
    jurisdiction of         File Number)      Identification
    incorporation or                             Number)
     organization)


                    Tacoma, Washington 98477
               ----------------------------------
             (Address of principal executive offices)
                           (zip code)

       Registrant's telephone number, including area code:
                        (253) 924-2345

Item 5.  Other Events

On May 21, 1997, Weyerhaeuser Company issued the following press release:



"FEDERAL WAY, Wash. - Weyerhaeuser Company today announced that it has reached an agreement to sell the assets of Saskatoon Chemicals, Ltd., a subsidiary of Weyerhaeuser Canada, to a subsidiary of Sterling Chemicals Holdings, Inc. of Houston Texas. Weyerhaeuser said it expects the sale to have a favorable, material impact on its financial results in the quarter in which the sale closes.

Terms of the sale were not disclosed.

Saskatoon Chemicals, which is located in Saskatoon, Saskatchewan, employs 165 people and manufactures a variety of industrial products, including water treatment and other chemicals for the forest products industry. About 50 percent of the products manufactured by Saskatoon Chemicals will be sold to Weyerhaeuser's pulp mills in Prince Albert and Kamloops.

Weyerhaeuser said that it was selling the chemical operation as part of its continuing effort to tighten focus on its core businesses.

Weyerhaeuser Company is one of the largest integrated forest products companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It is also one of North America's largest recyclers of office wastepaper, newspaper and corrugated boxes."

On May 22, 1997, Weyerhaeuser Company issued the following press release:



"FEDERAL WAY, Wash. - Weyerhaeuser Company announced today the closing of the sale of Weyerhaeuser Mortgage Company to WMC Acquisition Co., an entity formed by Apollo Management, L.P,. and Spring Mountain Escrow Corporation. The purchase price, which is subject to post
closing adjustments, was approximately $192 million.   The sale is
expected to have a favorable, material effect on Weyerhaeuser's earnings during the second quarter of 1997.

Weyerhaeuser Mortgage Company, now called WMC Mortgage Co. to expand upon the existing WMC name, focuses on residential mortgage loan origination, insurance and escrow services in the Western United States with significant operations in the Southwest, Northwest, Southeast and Mid-Atlantic. WMC Mortgage Company is based in Woodland Hills, Calif.

The new CEO of WMC Mortgage, Scott McAfee, said, `We are extremely excited about the opportunities that lay ahead of us at WMC Mortgage. Our business plan calls for a high-service focus on all of WMC Mortgage's retail and wholesale customers with a particular emphasis on our home-building clients. Additionally, we look forward to continued growth in WMC Equity Services, our dynamic sub-prime mortgage originator.'

Apollo Management, L.P., together with its affiliates, manages an investment portfolio in excess of $5 billion. Spring Mountain Escrow Corporation is the largest independent escrow company in California.

Weyerhaeuser Company is one of the largest integrated forest products companies in the world. Its principal segments are timberlands and wood products; pulp, paper and packaging; and real estate. It is the world's largest private owner of merchantable softwood timber and producer of softwood lumber and market pulp. It is also one of North America's largest recyclers of office wastepaper, newspaper and corrugated boxes."

                              SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        WEYERHAEUSER COMPANY

                                    By  /s/ K. J. Stancato
                                        -----------------------
                                  Its:  Vice  President and Controller

Date:  May 23, 1997